Exhibit 99.1

BioNeutral Group Achieves EPA Approval for Its YgieneTM Disinfectant

BioNeutral announces receipt of US regulatory approval for its hospital and industrial grade line of antimicrobial products

NEWARK, NJ, Feburary 28, 2011 — BioNeutral Group, Inc. (OTC Bulletin Board: BONU - News), a specialty life science technology-based company, today announced that it has received  approval and registration from the Environmental Protection Agency (EPA) in response to the Company’s regulatory application for its YgieneTM 206.

In order to obtain regulatory approval for its hospital and industrial grade line of products to be used as high level disinfectant and sterilants, in August 2010, following several years of research and development under the direction of BioNeutral Chief Scientist Dr. Andrew Kielbania, PhD, and in collaboration with Dr. Philip Tierno, PhD, Chairman of its scientific advisory board, BioNeutral submitted an extensive EPA application along with the required independent GLP laboratory testing results.

After an intensive six month review of the nearly 1,500 page document, the EPA has granted its approval and registration (Reg No: 81242-1) for BioNeutral’s YgieneTM -206.

This regulatory approval represents the addition of a significant new weapon being deployed in the ongoing effort to combat hospital acquired infections (HAIs). HAIs account for a high number of illnesses each year, resulting in what could otherwise be avoidable fatalities. Coupled with appropriate infection control programs, YgieneTM is expected to  help reduce infections thereby not only potentially saving lives, but also redirecting scarce healthcare resources to overall improved medical care.

As an industrial grade antimicrobial, YgieneTM also has applications in homeland security, as well as the hospitality, transportation and mold remediation sectors, to name just a few critical uses.

“The EPA’s approval of BioNeutral’s YgieneTM disinfectant is very welcome news,” said Dr. Philip Tierno, Jr, PhD, Director of Clinical Microbiology & Immunology at New York University Langone Medical Center and Clinical Professor of Microbiology & Pathology at New York University School of Medicine. “YgieneTM will now give hospitals a far more powerful, yet much safer alternative to bleach, and to fight the ever increasing array of super-bugs in their environment”.

“We are all extremely pleased” stated Dr. Andy Kielbania, Chief Scientist at BioNeutral Group, “This EPA approval is a milestone in the validation of our Ygiene™ technology and all of the various product lines it encompasses. We are now extremely well positioned to proceed with vigor in making both of our complementary platforms Ogiene™ and Ygiene™ products available to all.”

“The EPA’s approval of our antimicrobial technology comes at an extremely fortuitous time in the Company’s development as we gain positive momentum first in Kentucky, under the direction of our services division CEO Frank Battafarano, and then beyond,” said Stephen J. Browand Chairman, President and CEO of BioNeutral Group, Inc. “Having new and innovative tools for reducing and eliminating hospital acquired infections is more important than ever and we are proud to be contributing to this effort in such a meaningful way. BioNeutral is committed to ensuring that our game changing products get into the hands of the people and institutions that can bring about a much needed positive change to healthcare systems in this country and abroad.”

About BioNeutral Group, Inc.

Headquartered at the New Jersey Institute of Technology/EDC in Newark, BioNeutral Group, Inc., is a specialty technology-based life science company which has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral's products, Ygiene™ and Ogiene™, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace.  BioNeutral's proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygiene™ brand have been approved by the EPA for sale in the United States and has previously  been approved for sale in Germany and it is also  permitted to be sold in the UK, France and Sweden. AutoNeutral is a Registered trademark of BioNeutral Group, Inc. For more information on BioNeutral, including a listing of company products, leadership and background please visit www.bioneutralgroup.com.

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Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company's filings with the Securities and Exchange Commission. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA has approved and registered the Company's data and findings specific to Ygiene -206. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene(TM) and will soon be available for sale in the United States.

PR CONTACT:
Matt Rizzetta
North 6th Agency
mrizzetta@north6thagency.com
917-398-0818

IR CONTACT:
Tamar Weinstock
North 6th Agency
tweinstock@north6thagency.com
347-527-0580

FOR THE COMPANY:
Stephen J. Browand
BioNeutral Group, Inc.
steve@bioneutralgroup.com
973-286-2899